Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 11, 2019

Relating to Preliminary Prospectus dated September 10, 2019

Registration No. 333-233361

Update and Supplement to Preliminary Prospectus

Dated September 11, 2019

This free writing prospectus relates to the initial public offering of Class A common stock of 10x Genomics, Inc. (“10x Genomics”) and updates and supplements the preliminary prospectus dated September 10, 2019 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of our Class A common stock (the “Registration Statement”). The Registration Statement, including the Preliminary Prospectus, may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1770787/000119312519241454/d737378ds1a.htm

On September 11, 2019 after the Registration Statement was declared effective, Bio-Rad filed suit against 10x Genomics in the District of Delaware alleging that 10x Genomics’ Next GEM products infringe certain claims of U.S. Patent No. 8,871,444. 10x Genomics believes that the ‘444 patent is invalid and not infringed, and intends to defend itself vigorously.

The Registration Statement was declared effective by the Securities and Exchange Commission on September 11, 2019. Before you invest, you should read the Preliminary Prospectus in the Registration Statement and other documents 10x Genomics has filed with the SEC for more complete information about 10x Genomics and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, NC1-004-03-43; 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, by telephone at (212) 230-8730, or by email at dg.prospectus_requests@baml.com.